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       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2003

                                       INVESTMENT COMPANY ACT FILE NO. 811-_____

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

             J.P. MORGAN ATLAS GLOBAL LONG/SHORT EQUITY FUND, L.L.C.
                                     (Name)


                     1211 Avenue of the Americas, 42nd Floor
                            New York, New York 10036
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                                 (212) 789-6282
                     (Telephone Number, including Area Code)


                               Rose M. Burke, Esq.
               c/o J.P. Morgan Alternative Asset Management, Inc.
                           1211 Avenue of the Americas
                               New York, NY 10036
               (Name and Address of Agent for Service of Process)

                                    COPY TO:

                             Barry P. Barbash, Esq.
                               Shearman & Sterling
                      801 Pennsylvania Avenue NW, Suite 900
                              Washington, DC 20004


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 10th day of February, 2003.


                                       J.P. MORGAN ATLAS GLOBAL LONG/SHORT
                                       EQUITY FUND, L.L.C.

                                       By:  /s/ Rose M. Burke
                                           -----------------------------------
                                           Name:  Rose M. Burke, Esq.
                                           Title:   Authorized Person